Exhibit 10.17

[NETLOGIC LETTERHEAD]

April 1, 1999

Roland B. Cortes

1181 Foley Avenue

Santa Clara

CA. 95051

Dear Roland,

NetLogic Microsystems LLC (the “Company” or “NetLogic”) is pleased to offer you employment on the following terms:

1. Position. You will serve in a full-time capacity as the Director of Patents and Contracts/Legal Counsel. You will report to Al Kwok, Vice President of Business Development and Operations. Your primary duties will be to handle all patent work, contract agreements, as well as be the Legal Counsel to the Company. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2. Salary. You will be paid a salary at the annual rate of $120,000, payable in bi-weekly installments in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will receive a $10,000 annual bonus based on achieving certain job related goals, which will be mutually agreed upon by you and your Supervisor. Subject to achieving these goals, a $2,500 quarterly bonus will be paid after the end of each quarter of your employment at NetLogic.

3. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 100,000 membership units (the “units”) of the Company’s Class 2 (Common) Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted, which is your first day of employment. The option will be subject to the terms and conditions applicable to options granted under the Company’s 1995 Stock Plan, as described in that Plan and the applicable membership interest agreement. The option will be immediately exercisable, but the purchased units will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you are fully vested in the units. You will vest one sixteenth (1/16) of the units after each three (3) months of service, with all the units vested after forty eight (48) months of service, as described in the applicable membership interest agreement. The Company will loan you the money to purchase the stock, if you so wish, with an eight (8) year interest bearing note.

You will be granted an additional stock option for 20,000 units at the end of your first year at NetLogic, subject to achieving mutually agreed upon goals with your Supervisor. This option will have the same four year vesting schedule outlined above and the option price will be the fair market price at the time of the grant.

4. Agreement Regarding Confidentiality and Inventions. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Agreement Regarding Confidentiality and Inventions, a copy of which is attached hereto as Exhibit A.

5. Period of Employment. Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

6. Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

7. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

8. Entire Agreement. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

9. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to us. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on April 9, 1999.

We look forward to having you join us on or before April 26, 1999

If you have any further questions, please discuss these with us.

Very truly yours,

/s/ Al Kwok	/s/ Norman Godinho
Al Kwok Vice President Business Development and Operations	Norman Godinho CEO

I have read and accept this employment offer:

/s/ Roland Cortes
Roland Cortes Dated: 4-8, 1999

Attachment

Exhibit A: Agreement Regarding Confidentiality and Inventions.

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